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                                                                   EXHIBIT 99.2


     Herbalife Announces Appointment of Acting President and CEO LOS ANGELES--(BUSINESS WIRE)--May 22, 2000--Herbalife International, Inc. (Nasdaq:HERBA) (Nasdaq:HERBB) reported today that its board of directors has appointed Christopher Pair as the acting president and chief executive officer of the company. Mr. Pair, currently executive vice president, chief operating officer and secretary, assumes the responsibilities of Mark Hughes, the company's founder, president and chief executive officer, who, as reported earlier today, died in his sleep Sunday, May 21, 2000.

Mr. Pair said, "We are all deeply saddened by Mark's death and are fully committed to ensuring the future of his vision. I, together with the rest of our senior management team, have been charged by the board of directors with immediately implementing strategies that will further enhance our business organization. We will continue to uphold Mark's guiding principle of loyalty to Herbalife's distributors, customers, employees and shareholders worldwide. In addition, we will be consulting with a team of top Herbalife distributors to assist the senior management in moving the business forward."

The company noted that voting control of Mr. Hughes' shares is vested in three trustees of Mr. Hughes' family trust, consisting of two senior officers of the company, as well as Mr. Hughes' father. Consequently, the company indicated that control will continue to be exercised by individuals close to Mr. Hughes, who shared his vision of the Herbalife mission.

Herbalife International, Inc. markets nutritional, weight management and personal care products in 48 countries worldwide. Herbalife products are available only through a network of independent distributors who purchase the products directly from the company.